CONTACT:
John P. Salvador
Director, Investor Relations
NTN Communications, Inc.
(888) 752-9686 x 1180
John.Salvador@ntn.com

                   NTN COMMUNICATIONS COMPLETES ACQUISITION OF
                             BREAKAWAY INTERNATIONAL

     Acquisition Increases Restaurant Industry Market Penetration of NTN's Hospitality Technologies(TM) division to Nearly 10,000 Worldwide Locations

Carlsbad, CA, August 4, 2003 - NTN Communications Inc. (AMEX: NTN) announced today that its NTN Hospitality Technologies division, a leader in interactive communications and entertainment products for the hospitality industry, completed its acquisition of the assets and certain liabilities of Breakaway International, Inc., a privately held leading provider of restaurant industry hardware and software enterprise solutions.

NTN acquired Breakaway's assets for $25,000 in cash, $2.275 million in shares of unregistered NTN common stock and the assumption of certain liabilities. The total purchase price is subject to a post-closing adjustment based on the closing date balance sheet. Breakaway's unaudited estimated revenues in 2002 were $5.85 million.

Breakaway products are currently used by more than 300 companies in more than 3,300 locations in 43 countries. Breakaway customers include Domino's Pizza, The Cheesecake Factory, MGM Mirage and Gaylord Entertainment. The software and hardware product line acquired by NTN includes Breakaway VISION, a flagship point-of-sale solution; Breakaway ProHost, a wait list management/table management system; Breakaway RSViP, a reservation management system; and Breakaway Enterprise, a communications portal that allows restaurants to manage their operations through the web. The Breakaway products will be re-branded under the NTN umbrella and will make up the NTN Software Solutions subsidiary.

Mark deGorter, President and Chief Operating Officer of the NTN Hospitality Technologies division, commented, "We are very excited about our acquisition as these assets substantially advance our Hospitality 360(TM) initiative, a strategy that has transformed NTN into a provider of the industry's most advanced integrated suite of customer management products. Breakaway's Windows-based products complement NTN's strong product lines of interactive entertainment, guest/server paging products and stored-value gift and loyalty programs. Additionally, we expect this acquisition to be accretive and to improve our ability to generate free cash flow."

NTN will pay additional contingent earn-out amounts in NTN common stock and/or cash over the next three years, provided that certain targets for earnings before taxes are met for the acquired assets. The targeted amounts increase by 25% each year. NTN also entered into employment agreements with five of the executives of Breakaway. NTN agreed to file a registration statement covering the resale of the unregistered NTN common stock with the Securities and Exchange Commission within 30 days.

About NTN Communications,  Inc.
Based in Carlsbad, CA, NTN Communications, Inc. is the parent corporation of the NTN Hospitality Technologies division and Buzztime Entertainment, Inc., a subsidiary. The NTN Hospitality Technologies division, which focuses on the out-of-home hospitality industries, is comprised of the NTN interactive television (iTV) Network, NTN Wireless Communications, Inc., and NTN Software Solutions, Inc. The iTV Network is the largest out of home interactive entertainment network in the world and provides a promotional service to our hospitality customers. Through NTN's Digital Interactive technology, the NTN iTV Network delivers entertainment and sports programming engaging more than 1.7 million players and reaching more than 6 million unique customers each month in approximately 3,600 North American hospitality locations such as Applebee's, Bennigan's, Buffalo Wild Wings, Damon's Grill, TGIFriday's, and others. NTN Wireless(TM) manufactures, sells, and repairs paging equipment to over 2,800 restaurants, as well as providing on site messaging solutions for hospitals, church and synagogue nurseries, salons, business offices and retail establishments. NTN Wireless provides wireless solutions to leading restaurants such as Darden Restaurant's Olive Garden, Logan's Roadhouse, O'Charley's, and more. NTN Software Solutions will include the gift and loyalty card program along with Vision(TM), a POS management system, and Enterprise(TM), an Internet communications management solution. Buzztime Entertainment, Inc. produces Buzztime(R), the interactive trivia channel, and live sports prediction games such as QB1(R) from its live interactive broadcast studio. Buzztime's partners include: Scientific-Atlanta, Inc., Liberate Technologies, Microsoft Corporation's MSN(R)TV and the National Football League.

Except for historical information contained herein, this release contains forward-looking statement under the Private Securities Litigation Reform Act of 1995, including statements relating to the success of the NTN Hospitality Technologies division and the Hospitality 360(TM) initiative, the acquisition of certain assets and liabilities of Breakaway International, the accretive nature of the acquisition, the effect of the acquisition on cash flow, and the integration of Breakaway products into NTN's product line, which are subject to risks and uncertainties including the risks of changing economic conditions, product demand and market acceptance, the impact of competitive products and pricing, and other factors detailed NTN's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2002. NTN disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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